Exhibit 99.1

FOR IMMEDIATE RELEASE
November 14, 2011

Citizens Bancshares Corporation Announces 2011 Third Quarter Results

ATLANTA, November 14, 2011/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced third quarter net income before preferred dividends of $92,000 compared to a net income of $585,000 for the same period last year.  Net income available to common shareholders for the third quarter of 2011 was $33,000, or $0.02 per diluted common share compared to a net income available to common shareholders of $518,000, or $0.24 per diluted common share, reported for the third quarter of 2010.  The decrease in net income is primarily due to a 8% reduction in net interest income and a 73% increase in the provision for loan losses compared to the same three month period last year as a result of margin compression and credit quality concerns attributed to the current economic environment.

Mr. James E. Young, President and Chief Executive Officer, commenting on the third quarter results stated, “Ongoing economic uncertainty continues to impact the performance of the financial industry and the economic recovery remains uneven.  However, our core operations remain strong with low cost deposits, a diversified revenue stream and expense management.  We remain confident in our operations and growth potential due to our strong balance sheet, capital position, and management team.”

Year-to-date, the Company reported a net loss before preferred dividends of $64,000 compared to net income of $106,000 for the same period last year.  Net loss available to common shareholders for the year was $241,000, or a net loss of $0.11 per diluted common share compared to a net loss available to common shareholders of $148,000, or a net loss of $0.07 per diluted common share, reported for the same period last year.

Other financial highlights:

•                  Average gross loans were consistent with the prior quarter, increasing by $1 million to $195 million.  Gross loans outstanding were $197 million at September 30, 2011 compared to $196 million at December 31, 2010.

•                  Similarly, our deposit mix in the third quarter of 2011 was consistent with the second quarter of 2011.  Average deposits increased by $3 million to $342 million in the third quarter from the previous quarter.  Total deposits at September 30, 2011 were $333 million compared to $338 million at December 31, 2010.

•                  The Company’s net interest margin remains strong at 4.24% at September 30, 2011 compared to 4.29% reported for the same period last year.

•                  Non-interest income decreased by a nominal $59,000 during the third quarter of 2011 compared to the same period last year due to a reduction in service charges on deposits which decreased by $89,000 due to lower NSF and overdraft fees and a $70,000 decrease in realized gains on the sales of securities. These decreases were partially offset by a $91,000 increase in other operating income.

•                  Core expenses continue to be closely managed.  Excluding OREO related expenses, total non-interest expense for the quarter declined by $496,000 compared to the third quarter of 2010.  All inclusive, total non-interest expense increased by a nominal $9,000 compared to the same quarter last year.

•                  The Company’s capital position remains strong at September 30, 2011 as both the Company and the Bank’s capital position exceed the well capitalized minimum levels currently required by regulation.

	3rd	3rd
	Quarter	Quarter
(In thousands, expect per share data)	2011	2010	Change
Income Statement
Net income available to common shareholders	$33	$518	(93.6)%
Net income per diluted common share	0.02	0.24	(91.7)%
Total revenues	5,446	6,052	(10.0)%
Provision for loan losses	780	450	73.3%
Noninterest income	1,411	1,470	(4.0)%
Noninterest expense	4,387	4,378	0.2%

Balance Sheet
Average loans, gross	195,220	196,359	(0.6)%
Average deposits	341,543	349,303	(2.2)%

Capital
Total capital (to risk weighted assets)	18%	19%
Tier 1 capital (to risk weighted assets)	17%	17%
Tier 1 capital (to average assets)	11%	11%

The loan loss provision for the third quarter of 2011 increased by $330,000 compared to the same three month period last year due to the weakening collateral value securing several commercial real estate loans and the ongoing economic uncertainty that is impacting customers’ ability to timely repay their loans.  The allowance for loan losses was $3.6 million at September 30, 2011 compared to $4.2 million at December 31, 2010.  The allowance for loan losses was 32% of nonperforming loans at September 30, 2011 and December 31, 2010. The Company considers its allowance for loan losses at September 30, 2011 to be adequate.

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama.  Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	SOURCE: Citizens Bancshares Corporation
Citizens Bancshares Corporation
Cynthia N. Day, Chief Operating Officer (404) 575-8306